FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226082-02

Sent: Thursday, May 09, 2019 2:06 PM
Subject: GSMS 2019-GC39 -- Launch (Public)(external)

GSMS 2019-GC39 -- Launch (Public)(external)

$692.012mm Fixed Rate CMBS Offering

Co-Lead Managers and Joint Bookrunners: Goldman Sachs & Co. LLC and Citigroup

Co-Manager: AmeriVet Securities and Drexel Hamilton

						Trgt
Class	Fitch/KBRA/Moody’s	Size($mm)	WAL(yr)	C/E	Launch	$px
A-1	AAAsf/AAA(sf)/Aaa(sf)	13.478	2.53	30.000%	S+33	100-00
A-2	AAAsf/AAA(sf)/Aaa(sf)	122.528	4.78	30.000%	S+50	103-00
A-3	AAAsf/AAA(sf)/Aaa(sf)	175.000	9.71	30.000%	S+78	101-00
A-4	AAAsf/AAA(sf)/Aaa(sf)	209.062	9.84	30.000%	S+80	103-00
A-AB	AAAsf/AAA(sf)/Aaa(sf)	21.171	7.30	30.000%	S+65	103-00
A-S	AAAsf/AAA(sf)/Aa3(sf)	81.185	9.93	19.500%	S+105	103-00
B	AA-sf/AA-(sf)/NR	35.761	9.96	14.875%	S+120	103-00
C	A-sf/A-(sf)/NR	33.827	9.96	10.500%	S+160	100-00

Anticipated Timing

Anticipated Pricing:	~3:15pm ET Today
Anticipated Closing:	Thurs, May 23rd

Class	CUSIP
A-1	36260JAA5
A-2	36260JAB3
A-3	36260JAC1
A-4	36260JAD9
A-AB	36260JAE7
X-A	36260JAF4
X-B	36260JAG2
A-S	36260JAH0
B	36260JAJ6
C	36260JAK3

The issuer has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-226082) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.

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